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                                                                     EXHIBIT 3.1



                                     BY-LAWS

                                       OF

                       GOL LINHAS AEREAS INTELIGENTES S.A.

                                    CHAPTER I

             NAME, HEADQUARTER, JURISDICTION, DURATION AND PURPOSE.


ARTICLE 1 - Gol Linhas Aereas Inteligentes S.A. is a joint stock company (sociedade por acoes) governed by the laws and use of commerce, by these By-Laws and applicable legislation.

ARTICLE 2 - The objective of the Company is to exercise of the corporate control of Transportes Aereos S.A. or of its successor at any title, and by means of controlled or affiliate companies, to exploit (a) regular air transportation services of passengers, cargo and mail bags, nationally or internationally, according to the concessions granted by the competent authorities; (b) complementary activities of chartering air transportation of passengers, cargo and mail bags; (c) the rendering of maintenance services, repair of aircrafts, own or third parties', motors, items and parts; (d) the rendering of services of aircraft hangar; (e) the rendering of services of attendance of patio and road, supplying of flight attendance and aircrafts cleaning; (f) the development of other activities related, connected or auxiliary to air transportation and to the other activities above described; and (g) participation in other companies, commercial or not, as a partner, quotaholder or shareholder.

Sole Paragraph - The transfer of the corporate control of Gol Transportes Aereos S.A. shall be considered a change in corporate objective for purposes of exercise of the withdrawal right by the shareholders of the Company.

ARTICLE 3 - The Company's head office is located in the City of Sao Paulo, State of Sao Paulo, at Rua Tamoios, No. 246, ground floor, Jardim Aeroporto, CEP 04630-000, and it may open and close branches, agencies, deposits or representation offices in any part of the Brazilian territory or abroad, through resolutions of the Board of Directors.

ARTICLE 4 - The Company's term is indefinite.
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                                                                               2


                                   CHAPTER II

                            CAPITAL STOCK AND SHARES

ARTICLE 5 - The Company's corporate capital, fully subscribed and paid up, is R$223.118.979,24 (two hundred and twenty-three million, one hundred and eighteen thousand, nine hundred and seventy-nine reais and twenty-four cents) divided into 168.793.243 (one hundred and sixty-eight million, seven hundred and ninety-three thousand, two hundred and forty-three) shares, being 109.448.497 (one hundred and nine million, four hundred and forty-eight thousand, four hundred and ninety-seven) common shares and 59.344.746 (fifty-nine million, three hundred and forty-four thousand, seven hundred and forty-six) preferred shares, all nominative and without par value.

1st Paragraph - The Company's shares shall all be nominative. The Company may adopt the book-entry system for the shares without voting rights, which will be kept in deposit accounts in the name of the respective holder with a financial institution duly authorized by the Brazilian Securities Commission (Comissao de Valores Mobiliarios - CVM), and the compensation provided for in the 3rd Paragraph of Section 35 of Law 6.404/76 may be charged from the shareholders.

2nd Paragraph - Each common share shall be entitled to one vote in the Shareholders' Meetings.

3rd Paragraph - Preferred shares shall not be entitled to voting rights, except in the case of the subjects specified in 4th Paragraph below, being the preferences the following:

(a) priority in the reimbursement of capital, without premium; and

(b) right to be included in the public offer arising from sale of corporate control, for the same price paid per share of the block of control, being guaranteed the right to dividends at least equal to that of the common shares.

4th Paragraph - If the Company is a signatory of the Agreement of Adoption of Distinct Corporate Governance Practices - Level 2 (Acordo de Adocao de Praticas Diferenciadas de Governanca Corporativa - Nivel 2) of the Brazilian Stock Market (Bolsa de Valores de Sao Paulo - BOVESPA) and while such agreement is valid, preferred shares shall have voting rights in any resolutions of the
Shareholders' Meeting regarding (a) transformation, incorporation, spin-off or merger of the Company; (b) approval of contracts between the Company and the controlling shareholder, directly or through third parties, including any party related to the controlling shareholder; (c) evaluation of goods intended for the paying-up of the Company's corporate capital; (d) appointment of a specialized company to evaluate the economic value of the shares issued by the Company, in the event established in
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                                                                               3


Section 34, 1st paragraph below; (e) change of the Company's corporate objective; and (f) any amendment to the voting rights established in this paragraph.

5th Paragraph - If there is a shareholder withdrawal, the amount to be paid by the Company as reimbursement for the shares held by the shareholder that have exerted its withdrawal right, when authorized by law, shall correspond to the economic value of such shares, to be calculated according to the procedure of evaluation accepted by Law No. 6.404/76, as amended, whenever such value is lower than the equity value calculated according to Section 45 of Law No. 6.404/76.

6th Paragraph - The shareholders may, at any time, convert common shares into preferred shares, in the proportion of 1 (one) common share to 1 (one) preferred share, provided that such shares are paid-up and with due regard to the legal limit. The conversion requests shall be sent to the Board of Officers in writing. The conversion requests received and accepted by the Board of Officers shall be ratified in the first meeting of the Board of Directors to be held.

ARTICLE 6 - With due regard to the legal limitations, the Company may increase its corporate capital up to R$1.000.000.000,00 (one billion reais).

1st Paragraph - Within the limit authorized by this Section, the Company may, through decision of the Board of Directors, increase the corporate capital, regardless of amendment to the By-Laws, upon the issuance of shares, without respecting the proportionality between the different species of shares. The Board of Directors shall determine the conditions for the issuance, including the price and pay-up term.

2nd Paragraph - At the Board of Directors' discretion, the right of first refusal may be excluded or have its term for exercise reduced, in the issuance of shares which placement is held in the stock market or by public subscription, or even by exchange per shares, in a public offer for acquisition of corporate control, according to the provisions of law.

3rd Paragraph - The Company may, within the limit of the authorized capital established herein and according to a plan approved by the shareholders' meeting, grant stock option to its officers or employees or to individuals that render services to the Company or to a company under its control.

ARTICLE 7 - The issuance of participation certificates by the Company is forbidden.
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                                   CHAPTER III

                             SHAREHOLDERS' MEETINGS

ARTICLE 8 - The Shareholders' Meetings have authority to decide on all matters related to the purpose of the Company and take any resolutions deemed convenient to its protection and development, and shall be called, installed and held for the purposes of and as provided for in law. The resolutions shall be taken according to the quorum established by law.

1st Paragraph - The Shareholders' Meeting shall be called by means of a call notice published at least 15 (fifteen) days prior to the first call and 8 (eight) days prior to the second call.

2nd Paragraph - All documents to be analyzed or discussed in the Shareholders' Meeting shall be made available to the shareholders in the Sao Paulo Stock Market (Bolsa de Valores de Sao Paulo - BOVESPA), as well as in the company's headquarters, as from the date of publication of the first call notice mentioned in the previous paragraph.

ARTICLE 9 - The Shareholders" Meeting shall be installed and presided by the Chairman of the Board of Directors and, upon his absence or impediment, by another member of the Board of Directors or, in the absence of either of them, by any of the Company's officers present.

Sole Paragraph - The President of the Shareholders' Meeting shall choose one or more secretaries.

ARTICLE 10 - The shareholders shall meet annually during the 4 (four) months immediately following the end of the fiscal year and they shall decide on the matters for which they are responsible as provided for in the law.

ARTICLE 11 - The shareholders shall meet on an extraordinary basis whenever the company's interests require a decision by the shareholders and in the cases provided for in this By-Laws.

                                   CHAPTER IV

                                   MANAGEMENT

ARTICLE 12 - The Company shall be managed by a Board of Directors and a Board of Officers.

1st Paragraph - The Shareholders' Meeting shall establish the global amount of compensation for the administrators and the Board of Directors shall be responsible
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to decide, in a meeting, the individual compensation of each of the members of the Board of Directors and of the Board of Officers.

2nd Paragraph - The alternates for the members of the Board of Directors shall be compensated with a fixed amount for each meeting to which they attend, except when they take office, in case of vacancy.

                               BOARD OF DIRECTORS

ARTICLE 13 - The Board of Directors shall consist of at least 5 (five) and up to 11 (eleven) members, all shareholders, resident in the country or not, elected by a Shareholders' Meeting which may also dismiss any of them at any time, with a unified term-of-office of 3 (three) years, reelection being allowed. The Shareholders' Meeting shall also elect the Chairman of the Board of Directors.

1st Paragraph - The Shareholders' Meeting may elect one or more alternates for the members of the Board of Directors.

2nd Paragraph - In the election of the members of the Board of Directors, the Shareholders' Meeting shall first determine, by majority, the number of members of the Board of Directors that shall be elected.

3rd Paragraph - The members of the Board of Directors shall take office by signing the respective term registered in the proper book and, if the Company is a signatory of the Agreement of Adoption of Distinct Corporate Governance Practices - Level 2 (Acordo de Adocao de Praticas Diferenciadas de Governanca Corporativa - Nivel 2) of the Brazilian Stock Market (Bolsa de Valores de Sao Paulo - BOVESPA) the investiture shall be contingent upon the signature of the Term of Consent of the Administrators, and the Directors shall, immediately after taking office, inform BOVESPA the number and the kind of security issued by the Company they hold, directly or indirectly, including its derivatives.

4th Paragraph - The members of the Board of Directors not reelected shall remain in office until their substitutes take office.

5th Paragraph - In case there are no alternates, the Board of Directors may appoint a substitute until the next Shareholders' Meeting which elects a new member, whose substitute will complete the term-of-office of the replaced Director.

ARTICLE 14 - The Board of Directors shall meet whenever called by its Chairman or by 03 (three) of its members. The Directors may participate of the Board of Directors' meetings through conference call or video conference.
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1st Paragraph - The call of the meeting shall be made at least 7 (seven) in advance, by registered mail or other written means, with a brief description of the agenda, and the attending members shall be deemed regularly called.

2nd Paragraph - Minutes of the meeting shall be drawn up.

3rd Paragraph - The meetings shall be installed with the presence of at least the relative majority of the members of the Board of Directors, in the 2 (two) first calls, and with the presence of at any number of members in the third call. The decisions shall be taken by majority of votes among the attending members. The Chairman is not entitled to the casting vote.

4th Paragraph - Regardless of the formalities related to its call, a meeting shall be deemed regularly called if all members attend to the meeting.

5th Paragraph - The members of the Board of Officers and of the Internal Audit Committee (Conselho Fiscal) may attend the Board of Directors' meetings and shall have the right to speak but not the right to vote.

ARTICLE 15 - The Board of Directors shall decide on the matters described in
Section 142 of Law No. 6.404/76 (and, if applicable, to speak favorably with respect to the matters of exclusive responsibility of the Shareholders' Meeting), with the vote of the majority of the members present to the meeting, except for the provisions of Article 16 below.

ARTICLE 16 - The Board of Directors, according to the provisions of Article 29, is responsible for the following decisions:

      a) Determine of the general orientation of the business of the Company;

      b) Elect and dismiss the Company's Officers;

      c) Arrogate to itself and decide about any subject which is not of exclusive responsibility of the Shareholders' Meeting or of the Board of Officers;

      d) Decide about the call of a Shareholders' Meeting, whenever it deems necessary, or in the case of Section 132 of Law No. 6.404/76;

      e) Audit the administration of the Officers, by examining, at any time, books and papers of the Company, and requesting information on agreements executed or under execution and any other acts;

      f) Elect and dismiss the independent auditors;
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                                                                               7


      g) Call the independent auditors to render the explanations deemed necessary;

      h) Analyze the Management Report and the Board of Officers' accounts and decide about their submission to a Shareholders' Meeting;

      i) Approve the annual and pluriannual budgets, the strategic plans, the expansion projects, as well as monitor their execution;

      j) Approve the incorporation of a subsidiary and the participation of the Company in the corporate capital of other companies in the country and abroad;

      k) Determine the powers of the Board of Officers for the sale or encumbrance of goods of the permanent asset, and the Board of Directors may define cases in which the previous authorization of the Board of Directors is a validity condition of the act;

      l) Authorize the Company to render guarantees in benefit of third parties;

      m) Authorize the opening, transfer or closing of offices, branches, facilities or other establishments of the Company;

      n) Decide about the acquisition by the Company of shares of its own issuance, to be held in treasury and/or later canceled or disposed;

      o) Grant stock option to its administrators and employees, without right of preference to the shareholders;

      p) Decide about the issuance of simple debentures, non-convertible in shares and without collateral;

      q) Authorize the issuance of any credit instruments for the raising of funds, either "bonds", "notes", "commercial papers", or others usual in he market, deciding about its conditions of issuance and retrieval;

      r) Under the provisions of this By-Laws and the applicable law, rule the order of its works and adopt or issue rules for its functioning; and

      s) Authorize any capital increase of the Company by the issuance of preferred shares up to the limit of the authorized capital, according to Article 6 of this By-Laws.

1st Paragraph - If the Company is a signatory of the Agreement of Adoption of Distinct Corporate Governance Practices - Level 2 (Acordo de Adocao de Praticas Diferenciadas de Governanca Corporativa - Nivel 2) of the Brazilian Stock Market (Bolsa de Valores de Sao Paulo - BOVESPA) and while such agreement is in force, the Company and the administrators shall, at least once a year, hold a public
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meeting with analysts and any other interested parties, to disclose information regarding its respective economic-financial situation, projects and perspectives.

2nd Paragraph - The Board of Directors is responsible for the institution of Committees and the definition of their regulations and responsibilities. The following Committees shall be permanent: Audit Committee, Compensation Committee and Corporate Governance and Nomination Committee.

                                BOARD OF OFFICERS

ARTICLE 17 - The Board of Officers is comprised of at least 2 (two) and up to 6
(six) Officers, being one Chief Executive Officer, one Financial Vice President, one Investors Relations Director and 3 (three) Vice-Presidents, all resident in the country, elected by the Board of Directors and subject to dismissal by such Board at any time, with a term-in-office of 1 (one) year, reelection being allowed.

1st Paragraph - The responsibilities of the officers shall be defined by the Board of Directors, which shall also establish the fixed compensation of each member of the Board of Officers, and shall distribute, whenever applicable, the participation in the profits established by the Shareholders' Meeting.

2nd Paragraph - The officers shall ensure the compliance of the law and the By-Laws.

3rd Paragraph - The Chief Executive Officer shall be responsible, in particular, to coordinate the regular activities of the Company, including the implementation of directives of and the decisions taken by the Shareholders' Meetings, the Board of Directors' Meetings and the Board of Officers' Meetings, to run, manage and supervise the corporate businesses, and issue and approve instructions and internal regulations found necessary or useful.

4th Paragraph - In case of vacancy or impediment of any officer, the Board of Directors shall designate a new officer or a substitute and shall set forth, in either case, the respective term-of-office and compensation.

5th Paragraph - The Board of Officers shall meet whenever necessary, and meeting shall be called by the Chief Executive Officer, who shall also be the chairman of the meeting.

6th Paragraph - The meeting shall be installed with the presence of the officers representing the majority of the members of the Board of Officers.
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7th Paragraph - Minutes of the meetings and the decisions of the Board shall be registered in the proper book.

8th Paragraph - The members of the Board of Directors shall take office by signing the term registered in the proper book and, if the Company is a signatory of the Agreement of Adoption of Distinct Corporate Governance Practices - Level 2 (Acordo de Adocao de Praticas Diferenciadas de Governanca Corporativa - Nivel 2) of the Brazilian Stock Market (Bolsa de Valores de Sao Paulo - BOVESPA) the investiture shall be contingent upon the signature of the Term of Consent of the Administrators, and the officers shall, immediately after taking office, inform BOVESPA the number and the kind of security issued by the Company they hold, directly or indirectly, including its derivatives.

ARTICLE 18 - The Board of Officers shall have all the powers and attributions that the law, the By-Laws and the Board of Directors of the Company confer upon it for the performance of the necessary acts to the regular operation of the Company, being entitled to decide on the performance of all actions and transactions related to the purpose of the Company which are not within the responsibilities of the Shareholders' Meeting or the Board of Directors, as well as all actions and transactions which do not require previous authorization from the Board of Directors.

1st Paragraph - With due regard to the provisions above, the Board of Officers shall:

      a) Represent the Company in accordance with its By-Laws, whether in court or out-of-court, observed the attributions set forth in law, and appoint ad negotia or ad judicia attorneys-in-fact;

      b) Prepare and perform the plans and investment and development policies, as well as the respective budgets, observed the deliberative capacity of the Board of Directors; and

      c) Control and analyze the behavior of the controlled, affiliate and subsidiary companies in view of the expected results.

2nd Paragraph - The Board of Officers may designate one of its members to represent the Company in acts or transactions in the country or abroad, or designate an attorney-in-fact to perform a specific act, provided that the minutes that contains the decision of the Board of Officers is registered before the Commercial Registry, if necessary.

ARTICLE 19 - In addition to the attributions listed in the 3rd Paragraph of
Section 15 above, the Company's Chief Executive Officer shall have powers to preside the meetings of the Board of Officers and supervise the compliance of the general decisions.
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ARTICLE 20 - All acts that create obligations to the Company or waive obligations of third parties in relation to it, including the representation of the Company in court, as a plaintiff or defendant, shall only be valid if approved in accordance with the By-Laws and, and executed:

      a) By the Chief Executive Officer of the Company jointly with another Officer;

      b) By the Financial Vice-President jointly with another officer; or

      c) By two Company's attorney-in-fact, duly appointed by two members of the Board of Officers, one of which must be the Chief Executive Officer, with specific powers.

1st Paragraph - The powers-of-attorney shall always be executed by officers who represent the Company as provided for in this Section, and such powers shall be granted for specific purposes and for a determined period, except for the powers-of-attorney with the ad judicia clause.

2nd Paragraph - The Company shall be represented solely by any of the Officers, without regard to the formalities set forth in this Section in the cases of personal testimony and in their condition of representatives of the Company on judicial hearings.

                                    CHAPTER V

                  INTERNAL AUDIT COMMITTEE (CONSELHO FISCAL)

ARTICLE 21 - The Company shall have an Internal Audit Committee (Conselho Fiscal) composed of 3 (three) to 5 (five) members and alternates in equal number. The Internal Audit Committee (Conselho Fiscal) shall not be permanent. It shall only be elected and installed by the Shareholders' Meeting upon the request of the shareholders, in the cases provided by law.

Sole Paragraph - The members of the Internal Audit Committee (Conselho Fiscal) shall take office by signing the term registered in the proper book and, if the Company is a signatory of the Agreement of Adoption of Distinct Corporate Governance Practices - Level 2 (Acordo de Adocao de Praticas Diferenciadas de Governanca Corporativa - Nivel 2) of the Brazilian Stock Market (Bolsa de Valores de Sao Paulo - BOVESPA) the investiture shall be contingent upon the signature of the Term of Consent of the Administrators, and the members of the Internal Audit Committee (Conselho Fiscal) shall, immediately after taking office, inform BOVESPA the number and the kind of security issued by the Company they hold, directly or indirectly, including its derivatives.
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ARTICLE 22 - The Internal Audit Committee (Conselho Fiscal) shall meet whenever called by any of its members, at least once every three months. The operation of the Internal Audit Committee (Conselho Fiscal) shall end on the Annual Shareholders' Meeting subsequent to its installation, and reelection of its members is permitted.

ARTICLE 23 - The compensation of the members of the Internal Audit Committee (Conselho Fiscal) shall be determined by the Shareholders' Meeting that elects them.

                                   CHAPTER VI

          CORPORATE YEAR, FINANCIAL STATEMENT AND PROFIT ALLOCATION

ARTICLE 24 - The Company's fiscal year shall have a term of one year and shall end on the last day of December of each year.

ARTICLE 25 - At the end of each fiscal year the financial statements required by law shall be drawn up based on the Company's accountancy:

      a) Balance sheet; (balanco patrmoniall)

      b) Statement of changes in net worth position;

      c) Statement of results of the fiscal year; and

      d) Statement of origin and application of resources.

1st Paragraph - Jointly with the financial statements of the fiscal year, the Board of Directors shall present to the Annual Shareholders' Meeting a proposal on the destination to be given to the net profit, observing the provisions of law and the By-Laws

2nd Paragraph - The Board of Directors may determine that financial statements are drawn up in shorter periods, including but not limited to semi-annual financial statements, according to the law, and approve the distribution of dividends based in the profits verified.

3rd Paragraph - At any time, the Board of Directors may also decide the distribution of intermediate dividends on account of accrued profits or reserves of profits shown on the last annual or semi-annual financial statement drawn up.
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4th Paragraph - The amount paid or credited as interest on equity capital under the terms of Section 9, Paragraph 7 of Law No. 9.249/95, and the applicable laws and regulations, may be regarded as obligatory dividend and integrate the total value of the dividends distributed by the Company for all legal purposes.

5th Paragraph - Intermediate dividends shall always be credited and deemed as anticipation of mandatory dividends.

ARTICLE 26 - From the results of the fiscal year Occasional accumulated losses and income tax provision shall be deducted from the results of the fiscal year prior to any participation.

1st Paragraph - Over the remaining profit calculated as described in this Section's mainline, the statutory participation of the Managers shall be calculated to the maximum extent permitted by law.

2nd Paragraph - The net profit of the fiscal year after the deduction referred to in the previous paragraph, shall be applied as follows:

      a) 5% (five per cent) for the legal reserve until it reaches 20% (twenty per cent) of the Company's paid up capital;

      b) 25% (twenty-five per cent) of the balance of the net profit of the fiscal year, after the deduction referred to in the previous paragraph and adjusted pursuant to Section 202 of Law No. 6.404/76, shall be used to pay mandatory dividend to all of its shareholders;

      c) every time the amount of the minimum dividend is greater than the amount of the realized part of the fiscal year, the administration may suggest, and a Shareholders' Meeting approve, the destination of the excess to the constitution of profit reserve to be realized, pursuant to Section 197 of Law No. 6.404/76; and

      d) the remaining balance shall have the destination attributed to it by the Board of Directors, provided that the Shareholders' Meeting has approved it or has not decided otherwise.

                                   CHAPTER VII

                                   LIQUIDATION

ARTICLE 27 - The Company shall be liquidated in the cases established by law or by virtue of a decision of the Shareholders' Meeting, and shall be extinguished at the end of the liquidation process.
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                                                                              13


Sole Paragraph - The Board of Directors shall appoint the liquidator and determine the process and the directives to be observed and shall establish its compensation.

                                  CHAPTER VIII

                               GENERAL PROVISIONS

ARTICLE 28 - The dividends that are not received or requested shall expire in a 3 (three) years period as of the date in which they are made available to the shareholder, and shall revert in favor of the Company.

ARTICLE 29 - The Company shall observe the shareholders' agreements registered according to Section 118 of Law No. 6.404/76, and the administration shall refrain from making the registry of the transfer of shares contrary to the respective terms, and the President of the Shareholders' Meeting and the President of the Board of Directors Meeting and refraining from computing the votes against such agreements.

                                   CHAPTER IX

    TRANSFER OF THE CORPORATE CONTROL, CANCELLATION OF THE REGISTRATION OF PUBLICLY HELD COMPANY AND THE DISCONTINUANCE OF THE DISTINCT CORPORATE
                              GOVERNANCE PRACTICES

ARTICLE 30 - The transfer of the Company's corporate control, either by means of a single operation or by means of a sequence of operations, shall be agreed under the suspensive or resolutory condition, that the purchaser must prepare, in a 90 (ninety) days period, at the most, a public offer for the purchase of all shares in circulation.

1st Paragraph - The price of the public offer mentioned in the caput of this Section shall be the same price paid per share of the block of control, for the holders of common shares and preferred shares issued by the Company.

ARTICLE 31 - The public offer referred to in the previous Section shall also be prepared:

      a) whenever there is a transfer of rights of subscription of shares and other securities or rights related to securities convertible in shares, which may result in transfer of corporate control of the company; and

      b) in case of transfer of corporate control of the controlling shareholder of the company, provided that, in that case, the controlling shareholder will be obliged to inform the Sao Paulo Stock Exchange (Bolsa de Valores de Sao Paulo - BOVESPA)
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                                                                              14


the value attributed to the company in such transfer enclosing the approved documents that prove it.

ARTICLE 32 - If a shareholder comes to purchase the corporate control of the Company by means of a private share purchase and sale agreement executed with the controlling shareholder, involving any amount of shares, it is obliged to:

      a) prepare the public offer referred to in Section 30 of the By-Laws; and

      b) reimburse the shareholders from who he may have bought shares in the stock market on the 6 (six) preceding the date of the transfer of the shares representing the share control of the Company, by paying them the conceivable difference between the amount paid to them for the shares representing the share control and the amount paid in the stock market for the shares of the company in that same period, duly updated up to the moment of the payment.

ARTICLE 33 - In the public offer for the purchase of shares to be effected by the Company or by the controlling shareholder for the cancellation of the registration of publicly held company of the Company or for the discontinuance of the distinct practices of corporate governance of Level 2 of the Sao Paulo Stock Market (Bolsa de Valores de Sao Paulo - BOVESPA), the minimum price to be offered shall correspond to the economic value verified in a valuation report.

ARTICLE 34 - The valuation report mentioned in the previous Section shall be prepared by a specialized company, with proven experience and independent from the company, its administrators and controllers, provided that the valuation report also meets the requirements of the 1st Paragraph of Section 8 of Law No. 6.404/76 and contains the responsibility set forth in the 6th Paragraph 6(0) of the same Section of the referred Law.

1st Paragraph - The choice of the specialized company responsible for the determination of the economic value of the Company is a responsibility of the Shareholders' Meeting, upon the presentation, by the Board of Directors, of three options, provided that the decision is taken by the absolute majority of the votes of the shares in circulation pronounced in the Shareholders' Meeting that decides the matter, not counting the blank votes, excluding the shares held by the controlling shareholder, its spouse, companion and dependents included in the annual income tax, shares held in treasury and shares held by companies controlled by or affiliated of the company, as well as to other companies with which one of them integrates a same group, legally or actually.

2nd Paragraph - The costs of the preparation of the valuation report shall be entirely supported by the controlling shareholder.
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                                                                              15


ARTICLE 35 - The cases not set forth in this By-Laws shall be decided by the Shareholders' Meeting and regulated according to the provisions of Law No. 6.404/76.

ARTICLE 36 - Any and all disputes arising between the Company, its shareholders and administrator related to the application of the provisions of the By-Laws, of Law No. 6.404/76, of the Agreement for Adoption of Distinct Practices of Corporate Governance - Level 2 of BOVESPA, (Acordo de Praticas Diferenciadas de Governanca Corporativa - Nivel 2 da BOVESPA), in case applicable, of the regulations edited by the (Conselho Monetario Nacional, Banco Central do Brasil e Comissao de Valores Mobiliarios) and other rules of the capital market, shall be resolved using arbitration, according to the Rules of the Arbitration Market Chamber of the Sao Paulo Stock Exchange (Regulamento da Camara de Arbitragem do Mercado, da Bolsa de Valores de Sao Paulo - BOVESPA).

 [approved in the Shareholders' Meeting of Gol Linhas Aereas Inteligentes S.A.,
                              held on May 25, 2004]

                             Sao Paulo, May 25, 2004

                      ------------------------------------
                         CONSTANTINO DE OLIVEIRA JUNIOR

                             PRESIDENT OF THE BOARD

                         -------------------------------
                              HENRIQUE CONSTANTINO

                                    SECRETARY

Seen by the Attorney:   ____________________________
                        Name:
                        OAB/SP: